Exhibit 10.4

AMENDED AND RESTATED
LEASE GUARANTY
(Alterra Healthcare Corporation)

This AMENDED AND RESTATED LEASE GUARANTY (this "Guaranty") is given as of July 7, 2003 (the "Effective Date"), by ALTERRA HEALTHCARE CORPORATION, a Delaware corporation, whose address is 10000 Innovation Drive, Milwaukee, Wisconsin 53226 (the "Guarantor"), in favor of OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation ("Omega"), and OMEGA (KANSAS), INC., a Kansas corporation ("Omega-Kansas"), whose addresses are 900 Victors Way, Suite 350, Ann Arbor, Michigan 48108 (together, the "Lessors"), with reference to the following facts:

RECITALS

      A.     AHC PROPERTIES, INC., a Delaware corporation (the "Lessee"), has executed and delivered (i) to Omega, a Master Lease dated as of June 14, 1999, amended by a Forbearance Agreement and Amendment to Master Leases dated as of January 31, 2002, and a Second Amendment to Master Leases dated as of the Effective Date (as amended through and including the Effective Date, and as it may hereafter be amended, the "Master Lease"), pursuant to which the Lessee is leasing from Omega certain assisted living facilities, and (ii) to Omega-Kansas, a Master Lease dated as of June 14, 1999, amended by a Forbearance Agreement and Amendment to Master Leases dated as of January 31, 2002, and a Second Amendment to Master Leases dated as of the Effective Date (as amended through and including the Effective Date, and as it may hereafter be amended, the "Kansas Master Lease"), pursuant to which the Lessee leased from Omega-Kansas an assisted living facility located in Kansas. The Master Lease and the Kansas Master Lease are collectively referred to together in this Guaranty as the "Master Leases".

      B.     Effective as of June 14, 1999, the Guarantor executed a Lease Guaranty (the "Original Lease Guaranty") in favor of Omega and Omega Kansas pursuant to which, among other things, the Guarantor guaranteed, as a primary obligor, the obligations of the Lessee under the Transaction Documents (as defined in the Master Leases, as amended), including, without limitation, the Lessee's obligations under the Master Leases.

      C.     The Lessee is the Guarantor's wholly-owned subsidiary, and the Lessee benefited from, and will continue to benefit directly and indirectly from, the Master Leases.

      D.     On January 22, 2003, the Guarantor filed a chapter 11 petition for reorganization relief in the United States Bankruptcy Court, District of Delaware (the "Court"), bearing Case No. 03-10254 (MFW) (the "Case"). As of the date of this Guaranty, AHC has not filed for bankruptcy.

      E.     On January 24, 2003, the Court entered interim orders (the "Interim Orders") granting the Guarantor certain rights, to which the Lessors filed an Objection (the "Objection"), together with a Motion for Adequate Protection (the "Motion for Adequate Protection").

      F.     The Lessors, the Lessee, the Guarantor and certain other interested parties agreed to resolve the Objection and the Motion for Adequate Protection pursuant to the entry of a stipulated order, which was entered by the Court on March 18, 2003.

      G.           The Lessors, the Lessee, and the Guarantor have resolved certain other disputes among them pursuant to a Settlement Agreement dated as of June 4, 2003 (the "Settlement Agreement"). Among other things, the Settlement Agreement requires the Guarantor to amend and restate the Original Lease Guaranty, as set forth herein.

      H.     The Guarantor filed a motion to seek approval of the Settlement Agreement, and the Court entered an order approving the Settlement Agreement, which order was entered by the Court on June 23, 2003, became a Final Order (as defined in the Settlement Agreement) on or before July 7, 2003 (the "Approval Order").

      WHEREFORE, the parties hereby agree as follows:

      1.     Defined Terms. Except as otherwise set forth in this Guaranty, each capitalized term used in this Guaranty shall have the meaning assigned to such term in the Master Leases.

      2.     Guaranty. (a) Subject to the limitation of liability set forth in subparagraph 2(b) below, the Guarantor hereby unconditionally and irrevocably guarantees to Lessors (i) the payment when due of all Rent and all other sums payable by the Lessee under the Master Leases, and (ii) the faithful and prompt performance when due of each and every one of the terms, conditions and covenants to be kept and performed by the Lessee under the Transaction Documents, any and all amendments, modifications, extensions and renewals of the Transaction Documents, including without limitation all indemnification obligations, insurance obligations, and all obligations to operate, rebuild, restore or replace any facilities or improvements now or hereafter located on the Leased Properties covered by the Master Leases. Upon the occurrence of an Event of Default under the Transaction Documents (whether defined as an "Event of Default", a "Transaction Event of Default", a "Security Agreement Event of Default" or otherwise), Guarantor shall forthwith perform or cause to be performed all provisions of the Transaction Documents to be performed by the Lessee thereunder, and pay all damages that may result from the non-performance thereof to the full extent provided under the Transaction Documents, subject to the limitation set forth in Subparagraph 2(b), below (collectively, the "Obligations"). Guarantor has entered into this Guaranty subsequent to the commencement of the Case and the obligations of Guaranty under this Guaranty constitute post-petition obligations of Guarantor.  The Court has approved the entry by Guarantor into this Guaranty pursuant to the Approval Order.

      (b)     Notwithstanding subparagraph 2(a), above, the Guarantor's liability under this Guaranty for the payment and performance of all of the Obligations is limited solely to the following: (i) an amount equal to the sum of the annual Base Rent payable under the Master Lease only at the time the Lessors make written demand upon the Guarantor (the "Demand Date") for payment under this Guaranty (the "Guaranteed Base Rent Amount"), plus (ii) an amount equal to the sum of Additional Rent , if any, that accrued under the Master Lease during the one year period immediately preceding the Demand Date (the "Guaranteed Additional Rent Amount"), plus (iii) interest accruing on the Guaranteed Base Rent Amount and the Guaranteed Additional Rent Amount at the Overdue Rate (as defined in the Master Leases) during the period beginning on the Demand Date and ending on the date on which the Guaranteed Base Rent Amount and the Guaranteed Additional Rent Amount are paid in full to the Lessors, plus (iv) all reasonable expenses and costs of the Lessors in enforcing the Guarantor's obligations under this Guaranty (including, without limitation, the Lessors' attorneys' fees, expert witness fees, stenographic fees and other reasonable costs of collection or enforcement in such proceeding and in any appeal therefrom and any post-judgment proceedings) (the sum of the Guaranteed Base Rent Amount, the Guaranteed Additional Rent Amount and the interest, costs and expenses itemized in (iii) and (iv) above are hereinafter collectively referred to as the "Guarantor's Maximum Liability"). Notwithstanding any statute or legal or equitable principle to the contrary, the Guarantor's liability under this Guaranty shall remain in full force and effect until the earlier of (i) the payment and performance of the Obligations or (ii) until the Guarantor has paid to the Lessors, in cash, the Guarantor's Maximum Liability (the "Term of this Guaranty"). Notwithstanding anything to the contrary in this Guaranty, if any payments applied to the Obligations or the Guarantor's Maximum Liability are in whole or in part invalidated, declared to be fraudulent or preferential, set aside, disgorged or required to be repaid to Guarantor, Lessee, a trustee, receiver or any other party, this Guaranty shall remain in full force and effect (or be reinstated as the case may be), and the Term of this Guaranty shall be so extended, until payment in full of the Guarantor's Maximum Liability.

      3.     Survival of Obligations. The Obligations of Guarantor under this Guaranty with respect to the Transaction Documents and Guarantor's Maximum Liability hereunder shall survive and continue in full force and effect during the Term of this Guaranty notwithstanding:

(a)     any amendment, modification, or extension of any Transaction Document;

(b)     any compromise, release, consent, extension, indulgence or other action or inaction in respect of any terms of any Transaction Document or any other guarantor;

(c)     any substitution or release, in whole or in part, of any security for this Guaranty which Lessors may hold at any time;

(d)     any exercise or nonexercise by a Lessor of any right, power or remedy under or in respect of any Transaction Document or any security held by a Lessor with respect thereto, or any waiver of any such right, power or remedy;

(e)     any bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, liquidation, or the like of the Lessee or any other guarantor;

(f)     any limitation of the Lessee's liability under any Transaction Document or any limitation of the Lessee's liability thereunder which may now or hereafter be imposed by any statute, regulation or rule of law, or any illegality, irregularity, invalidity or unenforceability, in whole or in part, of any Transaction Document or any term thereof;

(g)     any sale, lease, or transfer of all or any part of any interest in any Leased Property or any or all of the assets of the Lessee to any other person, firm or entity other than to a Lessor;

(h)     any extensions of time for performance under the Transaction Documents;

(i)     the release of the Lessee from performance or observation of any of the agreements, covenants, terms or conditions contained in any Transaction Document by operation of law or otherwise;

(j)     the fact that the Lessee may or may not be personally liable, in whole or in part, under the terms of any Transaction Document to pay any money judgment;

(k)     the failure to give Guarantor any notice of acceptance, default or otherwise unless specifically required by the Transaction Document, if any, pursuant to which such notice is required to be given;

(l)     any other guaranty now or hereafter executed by the Guarantor or anyone else in connection with any Transaction Document;

(m)     any rights, powers or privileges a Lessor may now or hereafter have against any other person, entity or collateral; or

(n)     any other circumstances, whether or not the Guarantor had notice or knowledge thereof.

      4.     Primary Liability. Guarantor's liability under the Transaction Documents shall be primary, direct and immediate, and Lessors may proceed against Guarantor: (i) prior to or in lieu of proceeding against the Lessee, its assets, any security deposit, or any other guarantor; and (ii) prior to or in lieu of pursuing any other rights or remedies available to a Lessor. All rights and remedies afforded to Lessors by reason of this Guaranty or by law are separate, independent and cumulative, and the exercise of any rights or remedies shall not in any way limit, restrict or prejudice the exercise of any other rights or remedies.

      In the event of any Event of Default under any Transaction Document (whether defined as an "Event of Default", a "Transaction Event of Default", a "Security Agreement Event of Default" or otherwise), a separate action or actions may be brought and prosecuted against Guarantor whether or not the Lessee is joined therein or a separate action or actions are brought against the Lessee. Lessors may maintain successive actions for other defaults. Lessors' rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless Guarantor shall have paid in full the Guarantor's Maximum Liability.

      5.     Obligations Not Affected. In such manner, upon such terms and at such times as Lessors in their sole discretion deem necessary or expedient, and without notice to Guarantor, Lessors may: (a) amend, alter, compromise, accelerate, extend or change the time or manner for the payment or the performance of any Obligation hereby guaranteed; (b) extend, amend or terminate the Master Leases, or either of them; or (c) release the Lessee by consent to any assignment (or otherwise) as to all or any portion of the obligations hereby guaranteed. Any exercise or non-exercise by Lessors of any right hereby given Lessors, dealing by Lessors with Guarantor or any other guarantor, Lessee or any other person, or change, impairment, release or suspension of any right or remedy of Lessors against any person including the Lessee and any other guarantor will not affect any of the obligations of Guarantor hereunder or give Guarantor any recourse or offset against Lessors.

      6.     Waiver. With respect to the Transaction Documents, Guarantor hereby waives and relinquishes all rights and remedies accorded by applicable law to guarantors or any other accommodation parties, under any statutory provisions, common law or any other provision of law, custom or practice, and agrees not to assert or take advantage of any such rights or remedies including, but not limited to:

(a)     any right to require Lessors to proceed against the Lessee or any other person or to proceed against or exhaust any security held by Lessors at any time or to pursue any other remedy in Lessors' power before proceeding against Guarantor or to require that Lessors cause a marshaling of the Lessee's assets or the assets, if any, given as collateral for this Guaranty or to proceed against the Lessee and/or any collateral, including collateral, if any, given to secure Guarantor's obligation under this Guaranty, held by a Lessor at any time or in any particular order;

(b)     any defense that may arise by reason of the incapacity or lack of authority of any other person or persons;

(c)     notice of the existence, creation or incurring of any new or additional obligation or of any action or non-action on the part of the Lessee, Lessors, any creditor of the Lessee or Guarantor or on the part of any other person whomsoever under this or any other instrument in connection with any obligation held by a Lessor or in connection with any obligation hereby guaranteed;

(d)     any defense based upon an election of remedies by Lessors which destroys or otherwise impairs the subrogation rights of Guarantor or the right of Guarantor to proceed against the Lessee for reimbursement, or both;

(e)     any duty on the part of Lessors to disclose to Guarantor any facts Lessors may now or hereafter know about the Lessee, regardless of whether Lessors have reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or have reason to believe that such facts are unknown to Guarantor or have a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that the Guarantor is fully responsible for being and keeping informed of the financial condition of the Lessee and of all circumstances bearing on the risk of non-payment or non-performance of any obligations hereby guaranteed;

(f)     any defense arising because of Lessors' election, in any proceeding instituted under the federal Bankruptcy Code, of the application of Section 1111 (b)(2) of the federal Bankruptcy Code;

(g)     any defense based on any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code; and

(h)     all rights and remedies accorded by applicable law to guarantors, including without limitation, any extension of time conferred by any law now or hereafter in effect and any requirement or notice of acceptance of this Guaranty or any other notice to which the undersigned may now or hereafter be entitled to the extent such waiver of notice is permitted by applicable law.

      7.     Warranties. With respect to the Transaction Documents, Guarantor warrants that: (a) this Guaranty is executed at the Lessee's request; and (b) Guarantor has established adequate means of obtaining from the Lessee on a continuing basis financial and other information pertaining to the Lessee's financial condition. Guarantor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Guarantor's risks hereunder, and Guarantor further agrees that Lessors shall have no obligation to disclose to Guarantor information or material acquired in the course of Lessors' relationship with Lessee.

      8.     No Subrogation. Until all obligations of the Lessee under the Transaction Documents have been satisfied and discharged in full for one (1) year, Guarantor shall have no right of subrogation and waives any right to enforce any remedy which a Lessor now has or may hereafter have against the Lessee and any benefit of, and any right to participate in, any security now or hereafter held by Lessors with respect to the Master Leases.

      9.     Subordination. Upon the occurrence of an Event of Default under any Transaction Document, which is not cured by the Guarantor, the indebtedness or obligations of Lessee to Guarantor shall not be paid in whole or in part nor will Guarantor accept any payment of or on account of any amounts owing, without the prior written consent of Lessors and at Lessors' request, Guarantor shall cause the Lessee to pay to Lessors all or any part of the subordinated indebtedness until the obligations under the Master Leases and the other Transaction Documents have been paid in full. Any payment by the Lessee in violation of this Guaranty shall be received by Guarantor in trust for Lessors, and Guarantor shall cause the same to be paid to Lessors immediately on account of the amounts owing from the Lessee to Lessors. No such payment will reduce or affect in any manner the liability of Guarantor under this Guaranty.

      10.     No Delay. Any payments required to be made by Guarantor hereunder shall become due on demand in accordance with the terms hereof immediately upon the happening of an Event of Default under any Transaction Document.

      11.     Application of Payments. With respect to the Transaction Documents, and with or without notice to Guarantor, Lessors, in Lessors' sole discretion and at any time and from time to time and in such manner and upon such terms as Lessors deems appropriate, may (a) apply any or all payments or recoveries from the Lessee or from any other guarantor under any other instrument or realized from any security, in such manner and order of priority as Lessors may determine, to any obligation of the Lessee with respect to the Master Leases or any other Transaction Document and whether or not such obligation is guaranteed hereby or is otherwise secured or is due at the time of such application, and (b) refund to the Lessee any payment received by Lessors under the Master Leases.

      12.     Guaranty Default.

(a)     As used herein, the term Guaranty Default shall mean one or more of the following events (subject to applicable cure periods):

(i)     the failure of Guarantor to pay the amounts required to be paid hereunder at the times specified herein.

(ii)     the failure of Guarantor to observe and perform any covenants condition or agreement on its part to be observed or performed, other than as referred to in Subsection (i) above, for a period of thirty (30) days after written notice of such failure has been given to Guarantor by Lessors, unless Lessors agree in writing to an extension of such time prior to its expiration;

(iii)     the occurrence of a default under any other guaranty between a Lessor and Guarantor.

(b)     Upon the occurrence of a Guaranty Default, Lessors shall have the right to bring such actions at law or in equity, including appropriate injunctive relief, as it deems appropriate to compel compliance, payment or deposit, and among other remedies to recover its attorneys' fees in any proceeding, including any appeal therefrom and any post-judgement proceedings.

13.     Termination, Financial Covenants. This Guaranty and each and every obligation of Guarantor hereunder shall remain in full force and effect only during the Term of this Guaranty. Upon the expiration of the Term of this Guaranty, and unless the Term of this Guaranty is extended or reinstated pursuant to Section 2(b) of this Guaranty, this Guaranty shall be deemed to have been automatically cancelled and released and neither party shall have any further or continuing rights, duties or obligations hereunder, and Lessors will, upon request, endorse the face of this Guaranty with the word "released" and will return the original so endorsed to Guarantor (provided, however, that the failure of Guarantor to request such return and/or the failure of Lessors to so endorse or return shall not negate the automatic cancellation and release of this Guaranty upon the expiration of the Term of this Guaranty.) During the Term of this Guaranty, Guarantor shall comply with the affirmative financial covenants of the Master Leases, as the same may be amended, modified or restated from time to time during the Term of this Guaranty.

     14.     Financial Statements. During the Term of this Guaranty, at the times specified in the Master Leases, Guarantor shall deliver to Lessors a copy of its Financial Statements, prepared in the manner required by the Master Leases. Together with the Guarantor's Financial Statements furnished in accordance with the preceding sentence, Guarantor shall deliver (a) a Certificate of Guarantor stating that Guarantor is not in default in the performance or observance of any of the terms of this Guaranty, or if Guarantor is in default, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same, and (b) a certificate acceptable to Lessors from a certified public accounting firm approved by Lessors that nothing came to their attention during the course of their audit of Guarantor's Financial Statements that would cause them to believe that there was any default under this Guaranty.

      15.     Miscellaneous.

(a)     No term, condition or provision of this Guaranty may be waived except by an express written instrument to that effect signed by Lessors. No waiver of any term, condition or provision of this Guaranty will be deemed a waiver of any other term, condition or provision, irrespective of similarity, or constitute a continuing waiver of the same term, condition or provision, unless otherwise expressly provided.

(b)     If any one or more of the terms, conditions or provisions contained in this Guaranty is found in a final award or judgment rendered by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms, conditions and provisions of this Guaranty shall not in any way be affected or impaired thereby, and this Guaranty shall be interpreted and construed as if the invalid, illegal, or unenforceable term, condition or provision had never been contained in this Guaranty.

(c)     THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, EXCEPT THAT THE LAWS OF THE STATES IN WHICH THE FACILITIES ARE LOCATED SHALL GOVERN THIS AGREEMENT TO THE EXTENT NECESSARY (i) TO OBTAIN THE BENEFIT OF THE- RIGHTS AND REMEDIES SET FORTH HEREIN WITH RESPECT TO THE FACILITIES LOCATED IN EACH SUCH STATE AND (ii) FOR PROCEDURAL REQUIREMENTS WHICH MUST BE GOVERNED BY THE LAWS OF EACH STATE IN WHICH SUCH FACILITIES ARE LOCATED. EFFECTIVE FOLLOWING THE PENDENCY OF THE CASE, GUARANTOR CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE OR STATES AND FEDERAL COURTS OF MICHIGAN AND AGREES THAT ALL DISPUTES CONCERNING THIS GUARANTY BE HEARD IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OR STATES IN WHICH THE FACILITY OR FACILITIES ARE LOCATED OR IN MICHIGAN. EFFECTIVE FOLLOWING THE PENDENCY OF THE CASE, GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE EFFECTED UPON IT UNDER ANY METHOD PERMISSIBLE UNDER THE LAWS OF THE STATE OR STATES IN WHICH THE FACILITY OR FACILITIES ARE LOCATED OR MICHIGAN AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS OF THE STATE OR STATES IN WHICH THE FACILITY OR FACILITIES ARE LOCATED AND OF MICHIGAN.

(d)     GUARANTOR AND EACH LESSOR (BY ITS ACCEPTANCE OF THIS GUARANTY) HEREBY WAIVE TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND ARISING ON, UNDER, OUT OF, BY REASON OF OR RELATING IN ANY WAY TO THIS GUARANTY OR THE INTERPRETATION, BREACH OR ENFORCEMENT THEREOF.

(e)     In the event of any suit, action, arbitration or other proceeding to interpret this Guaranty, or to determine or enforce any right or obligation created hereby, the prevailing party in the action shall recover such party's actual costs and expenses reasonably incurred in connection therewith, including, but not limited to, attorneys' fees and costs of appeal, post judgment enforcement proceedings (if any) and bankruptcy proceedings (if any), subject to limitation by Guarantor's Maximum Liability. Any court, arbitrator or panel of arbitrators shall, in entering any judgment or making any award in any such suit, action, arbitration or other proceeding, in addition to any and all other relief awarded to such prevailing party, include in such judgment or award such party's costs and expenses as provided in this paragraph.

(f)     Guarantor (i) represents that it has been represented and advised by counsel in connection with the execution of this Guaranty; (ii) acknowledges receipt of a copy of the Master Leases and the other Transaction Documents; and (iii) further represents that Guarantor has been advised by counsel with respect thereto. This Guaranty shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against Guarantor or a Lessor, and as a whole, giving effect to all of the terms, conditions and provisions hereof.

(g)     Except as provided in any other written agreement now or at any time hereafter in force between Lessors and Guarantor, this Guaranty and the Transaction Documents shall constitute the entire agreement of Guarantor with Lessors with respect to the subject matter hereof, and no representation, understanding, promise or condition concerning the subject matter hereof will be binding upon Lessors or Guarantor unless expressed herein.

(h)     All stipulations, obligations, liabilities and undertakings under this Guaranty shall be binding upon Guarantor and its respective successors and assigns and shall inure to the benefit of Lessors and to the benefit of Lessors' successors and assigns.

(i)     Whenever the singular shall be used hereunder, it shall be deemed to include the plural (and vice-versa) and reference to one gender shall be construed to include all other genders, including neuter, whenever the context of this Guaranty so requires. Section captions or headings used in the Guaranty are for convenience and reference only, and shall not affect the construction thereof.

(j)     This Guaranty amends, restates and replaces the Original Lease Guaranty in its entirety. By acceptance hereof, Lessors agree that the Original Lease Guaranty has been cancelled and released and shall evidence such cancellation and release by endorsing the word "released" on the face of the Original Lease Guaranty and returning the original to Guarantor immediately. Failure of Lessors to so endorse and/or return the Original Leased Guaranty and failure of Guarantor to request such endorsement or return shall not negate the cancellation and release of the Original Lease Guaranty, which shall be deemed to occur immediately upon the acceptance of this Guaranty by Lessors.

Signature on following page.

     Signature Page to Lease Guaranty

IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the date first written above.

GUARANTOR:

ALTERRA HEALTHCARE
CORPORATION, a Delaware corporation

July 2, 2003

By:   /s/ Kristin A. Ferge
Name:  Kristin A. Ferge
Its:  Vice President of Finance

STATE OF WISCONSIN        )
                                                 )ss:
COUNTY OF MILWAUKEE)

      The foregoing instrument was acknowledged before me on July 2, 2003, by Kristin A. Ferge who is Vice President of Finance of Alterra Healthcare Corporation, a Delaware corporation, on behalf of the corporation, who acknowledged the same to be his free act and deed and the free act and deed of the corporation.

/s/ Patricia C. Sauer
Notary Public, Milwaukee County,
Wisconsin
My commission expires: 2/6/05